Breviloba, LLC Financial Statements for the Year Ended December 31, 2020 and for the Period July 31, 2019 Through December 31, 2019

Breviloba, LLC Index to Financial Statements Page Report of Independent Auditors ........................................................................................................................ 1 Financial Statements: Balance Sheets ............................................................................................................................................ 2 Statements of Operations ............................................................................................................................ 3 Statements of Cash Flows ........................................................................................................................... 4 Statements of Members’ Equity ................................................................................................................. 5 Notes to Financial Statements..................................................................................................................... 6

Report of Independent Auditors To the Management Committee and Members Breviloba, LLC We have audited the accompanying financial statements of Breviloba, LLC, which comprise the balance sheet as of December 31, 2020 and 2019, and the related statements of operations, cash flows and members’ equity for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019, and the related notes to the financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breviloba, LLC at December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019 in conformity with U.S. generally accepted accounting principles. /s/ Ernst & Young LLP Houston, Texas February 25, 2021

2 Breviloba, LLC Balance Sheets (in thousands of dollars) December 31, Assets 2020 2019 Current assets: Cash and cash equivalents (see Note 2) $ 45,346 $ 90,600 Accounts receivable – trade -- 79 Accounts receivable – related parties (see Note 6) 7,808 2,399 Other current assets 52 91 Total current assets 53,206 93,169 Property, plant and equipment, net (see Note 3) 1,370,900 1,394,608 Intangible asset, net (see Note 4) 3,790 4,258 Spare parts inventory 465 490 Total assets $ 1,428,361 $ 1,492,525 Liabilities and Members’ Equity Current liabilities: Accounts payable – trade $ 624 $ 24,619 Accounts payable – related parties (see Note 6) 74 6,889 Accrued ad valorem taxes payable 9,144 3,475 Other current liabilities 484 2,616 Total current liabilities 10,326 37,599 Asset retirement obligations (see Note 3) 1,197 1,108 Deferred tax liabilities 1,192 347 Commitments and contingent liabilities (see Note 2) Members’ equity (see Note 5) 1,415,646 1,453,471 Total liabilities and members’ equity $ 1,428,361 $ 1,492,525 The accompanying notes are an integral part of these financial statements.

3 Breviloba, LLC Statements of Operations (in thousands of dollars) For the Year Ended December 31, 2020 For the Period July 31, 2019 Through December 31, 2019 Revenues: Transportation service agreements: Related party $ 101,292 $ 41,229 Third party 780 326 Total transportation service agreements 102,072 41,555 Capacity arrangement: Related party 65,712 21,137 Total revenues (see Note 2) 167,784 62,692 Costs and expenses: Operating costs and expenses 23,055 8,207 Depreciation, accretion and amortization expense 40,124 15,859 General and administrative costs 2,079 854 Total costs and expenses 65,258 24,920 Operating income 102,526 37,772 Other income: Interest income 374 100 Income before income taxes 102,900 37,872 Provision for income taxes (see Note 2) (852) (347) Net income $ 102,048 $ 37,525 The accompanying notes are an integral part of these financial statements.

4 Breviloba, LLC Statements of Cash Flows (in thousands of dollars) For the Year Ended December 31, 2020 For the Period July 31, 2019 Through December 31, 2019 Operating activities Net income $ 102,048 $ 37,525 Reconciliation of net income to net cash flows provided by operating activities: Depreciation, accretion and amortization expense 40,124 15,859 Net losses attributable to asset sales 49 -- Deferred income tax expense 845 347 Effect of changes in operating accounts: Decrease in accounts receivable – trade 79 1,692 Increase in accounts receivable – related parties (5,587) (2,227) Decrease (increase) in other current assets 39 (61) Decrease in accounts payable – trade -- (8,908) Increase (decrease) in accounts payable – related parties (1,625) 1,615 Increase in other current liabilities 5,840 1,334 Net cash flows provided by operating activities 141,812 47,176 Investing activities Capital expenditures (42,026) (71,724) Acquisition of intangible asset (see Note 4) (4,688) -- Acquisition of spare parts inventory (492) -- Proceeds from asset sales 13 -- Cash used in investing activities (47,193) (71,724) Financing activities Cash contributions from Members -- 585,208 Cash distributions to Members (139,873) (470,060) Cash provided by (used in) financing activities (139,873) 115,148 Net change in cash and cash equivalents (45,254) 90,600 Cash and cash equivalents, beginning of period 90,600 -- Cash and cash equivalents, end of period (see Note 2) $ 45,346 $ 90,600 Supplemental disclosure of cash flow information Cash payments for state income taxes $ 3 Accruals for capital expenditures at end of period $ 372 $ 26,680 Accrual for reimbursement to Enterprise in connection with intangible asset at December 31, 2019 (see Note 4) $ -- $ 4,688 The accompanying notes are an integral part of these financial statements.

5 Breviloba, LLC Statements of Members’ Equity (in thousands of dollars) Altus Midstream Processing LP (33%) Enterprise Products Operating LLC (67%) Total Balance – July 31, 2019, immediately prior to Altus’ exercise of option to acquire member interest (see Note 5) -- 1,300,798 1,300,798 Net income 12,383 25,142 37,525 Cash contributions from Members 489,567 95,641 585,208 Cash distributions to Members (9,108) (460,952) (470,060) Balance – December 31, 2019 492,842 960,629 1,453,471 Net income 33,676 68,372 102,048 Cash distributions to Members (46,158) (93,715) (139,873) Balance – December 31, 2020 $ 480,360 $ 935,286 $ 1,415,646 The accompanying notes are an integral part of these financial statements.

6 Breviloba, LLC Notes to Financial Statements 1. Company Organization and Nature of Operations Company Organization Breviloba, LLC is a Texas limited liability company formed in April 2017. Unless the context requires otherwise, references to “we,” “us,” “our,” “Breviloba,” or the “Company” within these notes are intended to mean the business and operations of Breviloba, LLC. Effective July 31, 2019, Altus Midstream Processing LP (“Altus”) acquired a 33% interest from Enterprise Products Operating LLC (“Enterprise”). At December 31, 2020, our membership interests were owned 67% by Enterprise and 33% by Altus. Enterprise and Altus are referred to individually as “Member” and collectively as the “Members.” Description of Business We own the Shin Oak NGL Pipeline (“Shin Oak”), which is a 664-mile pipeline that transports natural gas liquids (“NGLs”) from the Permian Basin to Enterprise’s NGL fractionation and storage complex located in Chambers County, Texas. In February 2019, the 24-inch diameter mainline segment of Shin Oak from Orla, Texas to Mont Belvieu was placed into limited commercial service with an initial transportation capacity of 250 thousand barrels per day (“MBPD”). In June 2019, an additional pipeline segment, the 20-inch diameter Waha lateral, was placed into service. Shin Oak is designed to provide 550 MBPD of transportation capacity. Enterprise serves as operator of Shin Oak. Enterprise Option Agreement In May 2018, in conjunction with a long-term natural gas liquids (“NGL”) supply agreement, Enterprise granted Apache Corporation (“Apache”) an option to acquire up to a 33% equity interest in us. In November 2018, Apache contributed this option to Altus, which is its majority-owned subsidiary. In July 2019, Altus exercised the option and acquired a 33% equity interest in us (effective July 31, 2019). We amended our limited liability company agreement and reaffirmed Enterprise as operator of our pipeline upon Altus becoming a Member of the Company. 2. Significant Accounting Policies Our financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars. All statistical data (e.g., pipeline mileage, transportation capacity and similar operating and physical measurements) in these notes to financial statements are unaudited. In preparing these financial statements, we have evaluated subsequent events for potential recognition or disclosure through February 25, 2021, the issuance date of the financial statements. Cash and Cash Equivalents Cash and cash equivalents represent unrestricted cash on hand and may also include highly liquid investments with original maturities of less than three months from the date of purchase. Accounts Receivable Accounts receivable are with customers utilizing our pipeline. On a routine basis, we review all outstanding accounts receivable balances and record a reserve for amounts that we expect will not be fully recovered. We do not apply actual balances against any reserves until we have exhausted substantially all collection efforts.

7 In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The new guidance, referred to as the current expected credit loss (“CECL”) model, requires the measurement of expected credit losses for financial assets (e.g., accounts receivable) held at the reporting date based on historical experience, current economic conditions, and reasonable and supportable forecasts. These changes are expected to result in the more timely recognition of losses. The adoption of this new guidance on January 1, 2020 did not have a material impact on our financial statements. We have no allowance for doubtful accounts at December 31, 2020 or 2019. Commitments and Contingent Liabilities Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. When assessing loss contingencies related to pending legal proceedings against us or unasserted claims that may result in such proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. We accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not record a contingent liability when the likelihood of loss is probable but the amount cannot be reasonably estimated or when the likelihood of loss is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and the impact would be material to our financial statements, we disclose the nature of the contingency and, where feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed or recognized unless they involve guarantees, in which case the guarantee would be disclosed. We have no unconditional purchase commitments or contingent liabilities at December 31, 2020 or 2019. Environmental Costs Our operations are subject to extensive federal and state environmental regulations. Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. We have no accrued liabilities for environmental remediation projects at December 31, 2020 or 2019. Estimates Preparing our financial statements in conformity with GAAP requires us to make estimates that affect amounts presented in the financial statements. Our most significant estimates relate to (i) the useful lives and depreciation/amortization methods used for fixed and identifiable intangible assets and (ii) revenue and expense accruals. Actual results could differ materially from our estimates. On an ongoing basis, we review our estimates based on currently available information. Any changes in the facts and circumstances underlying our estimates may require us to update such estimates, which could have a material impact on our financial statements. Fair Value Information The carrying amounts of accounts receivable and accounts payable approximate their fair values based on their short- term nature. Impairment Testing for Long-Lived Assets Long-lived assets, which consist of intangible assets with finite useful lives and property, plant and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets

8 may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques. We did not recognize any asset impairment charges during the year ended December 31, 2020 or for the period July 31, 2019 through December 31, 2019. Income Taxes We are organized as a pass-through entity for federal income tax purposes; therefore, our financial statements do not provide for such taxes. Our Members are individually responsible for their allocable share of our taxable income for federal income tax purposes. Income taxes reflect our state tax obligations under the Revised Texas Franchise Tax (the “Texas Margin Tax”). Deferred income tax liabilities are recognized for temporary differences between our assets for financial reporting and tax purposes. Based on our pre-tax book net income, our effective income tax rate was 0.8% for the year ended December 31, 2020 and 0.9% for the period July 31, 2019 through December 31, 2019. Property, Plant and Equipment Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized, and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in results of operations for the respective period. In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the reporting periods it benefits. Our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management assumptions regarding the useful economic lives and residual values of our assets. Asset retirement obligations (“AROs”) consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with the retirement of property, plant and equipment assets. We recognize the fair value of a liability for an ARO in the period in which it is incurred and can be reasonably estimated, with the associated asset retirement cost capitalized as part of the carrying value of the asset. ARO amounts are measured at their estimated fair value using expected present value techniques. Over time, the ARO liability is accreted to its present value (through accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-term asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts. See Note 3 for information regarding our property, plant and equipment and related AROs. Revenues We account for our revenue streams using ASC 606, Revenue from Contracts with Customers, which requires the recognition of revenue in a manner that fairly depicts the transfer of goods or services to customers in amounts that reflect the consideration we expect to receive for those goods or services. We apply this core principle using the five key steps outlined in ASC 606: (i) identify the contract; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the performance obligation is satisfied. Each of these steps involves management judgment and an analysis of the contract’s material terms and conditions.

9 We classify our revenues as follows: (i) revenue from transportation service agreements (“TSAs”) and (ii) revenue from pipeline capacity arrangements. Revenues from TSAs are determined by multiplying a fixed transportation tariff per gallon by the volume transported by shippers. We recognize revenue from TSAs when the shipper’s volumes are redelivered. Revenues from capacity arrangements reflect a minimum amount billed whether the customer uses the capacity we make available to it, plus incremental contractual fees for throughput in excess of the minimum volume. Revenue is recognized in the period we make the capacity available. Revenue from incremental contractual fees for throughput in excess of the minimum volume are recognized when the associated volumes are redelivered. We believe these approaches to revenue recognition faithfully depict how we satisfy our performance obligations to shippers over time. The terms of our billings are typical of the midstream energy industry. See Note 6 for a description of our related party revenue arrangements. 3. Property, Plant and Equipment The historical cost of our property, plant and equipment and related accumulated depreciation balances were as follows at the dates indicated: Estimated Useful Life December 31, in Years 2020 2019 Pipeline assets 35 $ 1,433,774 $ 1,361,197 Transportation equipment 5 587 534 Land 3,482 3,644 Construction in progress 1,616 58,277 Total 1,439,459 1,423,652 Less accumulated depreciation 68,559 29,044 Property, plant and equipment, net $ 1,370,900 $ 1,394,608 We began recognizing depreciation expense on our pipeline asset when it was placed into service in February 2019. Depreciation expense was $39.5 million for the year ended December 31, 2020 and $15.4 million for the period July 31, 2019 through December 31, 2019. Asset Retirement Obligations We have AROs in connection with certain right-of-way agreements. Property, plant and equipment at December 31, 2020 and 2019 includes $0.9 million and $1.0 million, respectively, of asset retirement costs that were capitalized as an increase in the associated long-lived asset. The following table presents information regarding our asset retirement liabilities for the periods presented: For the Year Ended December 31, 2020 For the Period July 31, 2019 Through December 31, 2019 Balance of ARO at beginning of period $ 1,108 $ 1,328 Revision in estimated cash flows -- (263) Accretion expense 89 43 Balance of ARO at end of period $ 1,197 $ 1,108 The following table presents our forecast of accretion expense for the years indicated: 2021 2022 2023 2024 2025 $ 96 $ 103 $ 112 $ 121 $ 130

10 4. Intangible Asset During 2019, we recognized an intangible asset related to a connection agreement with an affiliate of Enterprise for connecting its storage facility in Mont Belvieu, Texas to our pipeline. Payment for this asset was made in 2020. We will amortize this intangible asset over a ten year period, which commenced in February 2019 and corresponds to the tenure of our storage agreement with an affiliate of Enterprise (see Note 6). Amortization expense is computed using the straight-line method and was $0.5 million and $0.2 million for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019, respectively. Amortization expense for this intangible asset over the next five years is forecast to be $0.5 million annually. 5. Members’ Equity As a limited liability company, our Members are not personally liable for any of our debts, obligations or other liabilities. Income or loss amounts are allocated solely to our Members based on their respective membership interests. Cash contributions by and distributions to Members are also based on their respective membership interests. Cash contributions from Members for the period July 31, 2019 through December 31, 2019 reflect amounts contributed to construct Shin Oak. As described in Note 1, Altus acquired a 33% member interest in us upon exercising the option granted by Enterprise and providing an initial contribution of $440.7 million, which we immediately distributed to Enterprise. 6. Related Party Transactions Substantially all of our revenues for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019 were earned from Enterprise and its affiliates. Revenues from Enterprise and its affiliates in connection with TSAs are based on actual volumes redelivered and a fixed transportation tariff of 4.5 cents per gallon (subject to annual escalations). Payments are due from these customers within 10 days from receipt of invoices. Although the TSAs do not reflect minimum volume commitments, they do feature volume dedications from multiple origin points in West Texas that may aggregate up to 450 MBPD. The TSAs with Enterprise provide for a ten-year primary term, followed by two five-year extensions (each solely at the discretion of Enterprise). If a TSA has not been cancelled by either us or Enterprise at the end of the second five-year extension, the agreement will go evergreen year-to-year at that point and be cancellable by either us or Enterprise at the end of an evergreen contract year. A separate TSA with an affiliate of Enterprise also provides for a ten-year primary term. If this TSA is not cancelled by the affiliate of Enterprise at the end of the primary term, the agreement will go evergreen year-to-year at that point and be cancellable by the affiliate of Enterprise at the end of an evergreen contract year. Another affiliate of Enterprise utilizes Shin Oak for offloading mixed NGLs under a capacity arrangement that has an initial term of 15 years, with the option to extend the agreement for up to seven additional five-year terms at the election of the affiliate of Enterprise. The affiliate of Enterprise may cancel the capacity arrangement for any reason at any time during the term of the agreement by providing six months written notice to us. The capacity arrangement stipulates that the affiliate of Enterprise will pay us a monthly contractual fee of $5.1 million for the right to use 135 MBPD of available capacity on Shin Oak. We determine the amount of capacity available to the affiliate of Enterprise after first taking into account transportation commitments under our TSAs. The monthly contractual fee is subject to proportional reduction if (i) we determine that Shin Oak’s available capacity is less than 135 MBPD or (ii) the affiliate of Enterprise chooses to use less than 135 MBPD of available capacity; however, the fee is subject to a floor amount of $3.8 million per month, which may be reduced further if we are able to utilize any unused transportation capacity for our account. The affiliate of Enterprise will owe us the floor amount (or the reduced floor amount) regardless of whether it actually utilizes the available capacity. Conversely, if we determine that Shin Oak has available capacity in excess of 135 MBPD, the affiliate of Enterprise has the right, but not the obligation, to use such excess capacity. To the extent such excess capacity is utilized by the affiliate of Enterprise, it will pay an incremental contractual fee that is in proportion to the monthly contractual fee of $5.1 million.

We have no employees. All of our operating functions, general and administrative support and project management services are provided by employees of Enterprise. For the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019, we reimbursed Enterprise $1.9 million and $0.8 million, respectively, for payroll costs.

We reserve underground storage capacity in Mont Belvieu, Texas from an affiliate of Enterprise. The agreement commenced in February 2019 and has an initial term of 10 years, with the option to extend the term thereafter on a year-to-year basis (up to 40 such renewals) at the discretion of the affiliate of Enterprise. The base annual cost of this storage reservation is approximately $2.8 million, with additional charges for overstorage and other customary amounts when required. We incurred $2.9 million and $1.1 million of related party operating expense during the year ended December 31, 2020 and during the period July 31, 2019 through December 31, 2019, respectively, in connection with this agreement.

The following table summarizes our accounts receivable and accounts payable with related parties at the dates indicated:

	December 31, 2020	December 31, 2019
Accounts receivable – related parties		
Altus	$ 61	$ --
Enterprise and its affiliates	7,747	2,399
Total	$ 7,808	$ 2,399
Accounts payable – related parties		
Enterprise and its affiliates	74	6,889
Total	$ 74	$ 6,889

7. Risks and Uncertainties

Nature of Operations

The NGL volumes we transport originate from domestic resource basins, which naturally deplete over time. Many economic and business factors beyond our control can adversely affect the decision by producers to explore for and develop new reserves. These factors could include relatively low crude oil and natural gas prices, cost and availability of equipment and labor, regulatory changes, capital budget limitations, the lack of available capital or the probability of success in finding hydrocarbons. A decrease in exploration and development activities in the region served by Shin Oak could result in a decrease in transportation volumes on our pipeline, which could have a material adverse effect on our financial position, results of operations and cash flows.

Regulatory and Legal Risks

As part of our normal business activities, we are subject to various laws and regulations, including those related to environmental matters. In the opinion of management, compliance with existing laws and regulations is not expected to have a material effect on our financial position, results of operations or cash flows.

Also, in the normal course of business, we may be a party to lawsuits and similar proceedings before various courts and governmental agencies involving, for example, contractual disputes, environmental issues and other matters. We are not aware of any such matters at December 31, 2020 or 2019. If new information becomes available, we will establish accruals and/or make disclosures as appropriate.

Customer Concentration

Enterprise and its affiliates account for substantially all of our revenues. The loss of this customer group would have a material adverse effect on our financial position, results of operations and cash flows.

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